Exhibit 23.5

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Amended Registration Statement of Amazon.com, Inc. on Form S-4/A and in the consent solicitation/prospectus of Zappos.com, Inc. and Amazon.com, Inc., which is part of the Amended Registration Statement, of our opinion dated July 22, 2009 appearing as Appendix C to such consent solicitation/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Proposed Merger—Background of the Merger,” “—Zappos’ Reasons for the Merger; Recommendation of the Zappos Board” and “—Opinion of Zappos’ Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ CYNTHIA GAYLOR
Cynthia Gaylor Executive Director

Menlo Park, California

September 11, 2009